One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc.
Tel. (914) 921-5147
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice President and Chief Financial Officer
(914) 921-5147

For further information please visit www.gabelli.com

GAMCO Expects to Report First Quarter Earnings of
$0.29 to $0.31 per diluted share

    Rye, New York, April 28, 2009 – GAMCO Investors, Inc. (NYSE: GBL) announced today preliminary earnings estimates for the quarter ended March 31, 2009 of $0.29 to $0.31 per diluted share versus $0.37 per diluted share in the comparable 2008 quarter.

    Assets Under Management (AUM) were $18.5 billion as of March 31, 2009, 8.4% lower than December 31, 2008 AUM of $20.2 billion and 34.6% below March 31, 2008 AUM of $28.3 billion.  The December 31, 2008 and March 31, 2008 AUM exclude Teton Advisors, Inc.’s AUM of $450 million and $431 million, respectively, due to the spin-off of Teton on March 20, 2009.  We will be issuing further details on our financial results in early May.

    GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.).

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.